SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT
OF 1934

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[ ]  Soliciting Material Pursuant to Rule 14a-11 or Rule 14a-12

INSO Corporation
--------------------------------------------------------------------------
(Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     statement number, or the Form or Schedule and date of its filing.

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
[INSO LOGO]

March 28, 1997

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of INSO Corporation, a Delaware corporation, to be held at the John Hancock Conference Center, 40 Trinity Place, Boston, Massachusetts, at 9:00 a.m. on Thursday, May 1, 1997.

At the Annual Meeting, stockholders will be asked to elect three Class I directors and to consider and to ratify the selection of Ernst & Young LLP as INSO's independent auditors.

It is important that your shares be represented at the Annual Meeting whether or not you are able to attend personally. Please make sure your views are considered by completing, signing and returning the enclosed proxy card promptly.

Sincerely,



/s/ Steven R. Vana-Paxhia
-------------------------
Steven R. Vana-Paxhia
President and Chief
Executive Officer

[INSO LOGO]

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
MAY 1, 1997

Notice is hereby given that the Annual Meeting of Stockholders of INSO Corporation, a Delaware corporation (the "Company"), will be held at the John Hancock Conference Center, 40 Trinity Place, Boston, Massachusetts, at 9:00 a.m. on Thursday, May 1, 1997, to consider and act on the following matters:

1. Election of three Class I directors to serve until the Company's 2000 annual meeting of stockholders and until their successors are elected and qualified;

2. Ratification of the selection of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 1996; and

3. Any other matter that may properly come before the meeting or any postponement or adjournment thereof.

Stockholders of record at the close of business on March 14, 1997, will be entitled to vote at the Annual Meeting of Stockholders and any postponement or adjournment thereof.

                                                By order of the Board of
                                                Directors,


                                                Bruce G. Hill
                                                Secretary
                                                March 28, 1997

IMPORTANT

Whether or not you plan to attend the meeting in person, you are urged to complete, date and sign the enclosed proxy card and return it promptly in the enclosed reply envelope. This will assure representation of your shares and a quorum for the transaction of business at the meeting. If you attend the meeting, you may, of course, vote your shares in person even though you have sent in your proxy.

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 1, 1997

GENERAL INFORMATION

Solicitation and Revocation of Proxies

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of INSO Corporation, a Delaware corporation (the "Company"), of proxies to be voted at the Annual Meeting of Stockholders of the Company to be held at the John Hancock Conference Center, 40 Trinity Place, Boston, Massachusetts, at 9:00 a.m. on Thursday, May 1, 1997, and at any adjournment thereof (the "Meeting"). The solicitation of proxies by mail may be followed by personal solicitation of certain stockholders by officers or employees of the Company. Any proxy given pursuant to this solicitation may be revoked in writing (including by delivery of a later dated proxy) or in person by notifying the secretary of the meeting, in writing, at any time prior to the voting of the proxy. This Proxy Statement and the accompanying proxy card are being mailed on or about March 28, 1997, to stockholders of record as of the close of business on March 14, 1997 (the "Record Date").

At the Meeting, the stockholders of the Company will vote (i) to elect three Class I directors to serve until the Company's 2000 annual meeting of stockholders and until their successors are duly elected and qualified,
(ii) to ratify the Board's selection of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 1997, and
(iii) to transact such other business as may properly come before the Meeting, as set forth in the preceding Notice of Meeting. If any other business is properly presented for action by the stockholders of the Company at the Meeting, shares represented by proxies received by the Board will be voted in accordance with the judgment of the persons named in the proxy. If the enclosed proxy card is properly executed and returned to the Company, all shares represented thereby will be voted as indicated therein. If a proxy is returned without instructions it will be voted FOR the three nominees named herein and FOR the ratification of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 1997. The expense of solicitation of proxies will be borne by the Company.

The address of the Company's principal executive offices is 31 St. James Avenue, Boston, Massachusetts 02116-4101, USA, and its telephone number is
(617) 753-6500.

Voting Securities

On the Record Date, there were 14,320,138 outstanding shares of Common Stock, which is the only class of stock outstanding and therefore entitled to vote at the Meeting. The holders of such shares will be entitled to cast one vote for each share held of record as of the Record Date. On the Record Date, the closing sales price of the Common Stock on the Nasdaq National Market was $37.125 per share.

The holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote at the Meeting shall constitute a quorum for the transaction of business at the Meeting. Shares of Common Stock present in person or represented by proxy (including shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the Meeting.

The affirmative vote of the holders of a plurality of the shares of Common Stock voting on the matter is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote is required to ratify the selection of Ernst & Young LLP as the Company's independent auditors.

Shares that abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter and also will not be counted as shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the shares voting on the matter.

Abstentions will be treated as shares that are present, or represented, and entitled to vote for purposes of determining the number of shares that are present, or represented, and entitled to vote with respect to any particular matter, but will not be counted as votes in favor of such matter. Accordingly, an abstention with respect to a matter requiring the vote of a certain percentage of the shares present, or represented, and entitled to vote has the same effect as a vote against such matter. Broker non-votes will not be considered as present and entitled to vote with respect to such matter and will thus have no effect on the voting on such matter.

SECURITY OWNERSHIP
FIVE PERCENT BENEFICIAL OWNERS

The following table sets forth information relating to the beneficial ownership of Common Stock by each person known by the Company to own beneficially more than 5% of the Company's Common Stock as of the Record
Date:


Name and Address                     Amount and Nature of        Percent of
of Beneficial Owner                  Beneficial Owndership<F1>   Common Stock
-----------------------------------------------------------------------------
Houghton Mifflin Company             3,877,600                   27.08%
222 Berkeley Street
Boston, MA  02116-3764

Putnam Investments, Inc.             1,623,160<F2>               11.33%
One Post Office Square
Boston, MA  02109

Essex Investment Management          1,051,937<F3>                7.35%
Company
125 High Street
Boston, MA 02110

Investment Advisors, Inc.            1,046,200<F4>                7.31%
3700 First Bank Place,
Box 357
Minneapolis, MN 55440

T. Rowe Price Associates, Inc.         920,000<F5>                6.42%
100 East Pratt Street
Baltimore, MD 21202


<F1> Unless otherwise noted, the nature of beneficial ownership is sole voting and investment power. The information herein is based on reports of beneficial ownership on Schedules 13D and 13G delivered to the Company pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Information with respect to Houghton Mifflin was provided by Houghton Mifflin.

<F2>  No voting power as to 1,506,960 shares, shared voting power as to
116,200 shares, and shared dispositive power as to all shares.

<F3>  No voting power as to 344,622 shares.

<F4>  Shared power to vote and dispose as to 138,700 shares.

<F5>  These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (Price Associates) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

MANAGEMENT'S STOCK OWNERSHIP

The following table sets forth information relating to the beneficial ownership of Common Stock, as of the Record Date, by (i) each director of the Company, (ii) the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") and (iii) the directors and executive officers of the Company as a group:


Name of                    Amount and Nature of                    Percent of
Beneficial Owner           Beneficial Ownership<F1><F2>            Common Stock
-------------------------------------------------------------------------------
Joseph A. Baute            33,750                                  *
J. P. Barger               70,150                                  *
Samuel H. Fuller            6,000                                  *
John Guttag                 8,000                                  *
Stephen O. Jaeger          34,750                                  *
Joanna T. Lau              33,750                                  *
Ray Stata                  85,750                                  *
Steven R. Vana-Paxhia      88,176                                  *
William J. Wisneski        35,750                                  *
Kirby A. Mansfield         58,734                                  *
Jeffrey J. Melvin          54,780                                  *
Bruce G. Hill              35,941                                  *
Betty J. Savage            34,166                                  *
All directors and         670,611                                  4.68%
  executive officers
  as a group (21 persons)


(*)  Less than 1%.

<F1> Unless otherwise noted, the nature of beneficial ownership is sole voting and investment power.

<F2>  Includes shares over which the directors, the Named Executive Officers and all directors and executive officers as a group are deemed to hold sole voting and/or investment power by reason of options granted to them which will be exercisable within 60 days of March 14, 1997, as follows: Joseph A. Baute - 28,750; J. P. Barger - 28,750; Samuel H. Fuller - 5,000; John
Guttag - 5,000; Stephen O. Jaeger - 28,750; Joanna T. Lau - 28,750; Ray
Stata - 28,750; Steven R. Vana-Paxhia - 67,145; William J. Wisneski - 28,750; Kirby A. Mansfield - 46,360; Jeffrey J. Melvin - 42,360; Bruce G. Hill - 32,500; Betty J. Savage - 32,500; and all directors and executive officers as a group - 470,224.


ELECTION  OF DIRECTORS

The Company has a classified Board of Directors consisting of three Class I directors, three Class II directors and three Class III directors. The Class I, Class II and Class III directors will serve until the annual meetings of stockholders to be held in 1997, 1998 and 1999, respectively, and until their respective successors are elected and qualified. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those whose terms are expiring.

The persons named in the enclosed proxy will vote to elect as directors Ray Stata, William Wisneski and Samuel H. Fuller, the three Class I director nominees named below, unless the proxy is marked otherwise. Messrs. Stata, Wisneski and Fuller are currently directors of the Company.

Each Class I director will be elected to hold office until the 2000 Annual Meeting of Stockholders and until his or her successor is elected and qualified. Each of the nominees has indicated his willingness to serve, if elected; however, if any nominee should be unable to serve, the proxies may be voted for a substitute nominee designated by the Board of Directors, unless the Board of Directors acts to reduce the number of directors.

For each member of the Board of Directors, including those who are nominees for election as Class I directors, there follows information given by each concerning his or her principal occupation and business experience for the past five years, the names of other publicly held companies of which he or she serves as a director, his or her age and length of service as a director of the Company.


Nominees for
Election as Class I
Directors               Age    Principal Occcupation<F1>
--------------------------------------------------------
Ray Stata               62     Mr. Stata has been a director of the Company
                               since March 8, 1994.  Mr. Stata has been the
                               Chairman of the Board of Analog Devices, Inc.
                               ("Analog Devices"), a manufacturer of
                               hardware components for computer systems,
                               since 1973 and was its President from 1971
                               until 1991 and its Chief Executive Officer
                               from 1973 until 1996.  Mr. Stata is also a
                               director of Open Market, Inc.

William J.
Wisneski                50     Mr. Wisneski has been a director of the
                               Company since its inception.  Mr. Wisneski
                               has been Executive Vice President, School
                               Publishing of Houghton Mifflin since August
                               1992 and has held various other positions
                               with Houghton Mifflin Company ("Houghton
                               Mifflin") and its subsidiaries since June
                               1990. Mr. Wisneski was originally designated
                               to serve as a director of the Company by
                               Houghton Mifflin under the Formation
                               Agreement.  See "Certain Transactions."

Samuel H. Fuller       50      Dr. Fuller has been a director of the Company
                               since May 1996.  Dr. Fuller is currently Vice
                               President, Corporate Technology Strategy and
                               Chief Scientist for Digital Equipment
                               Corporation.  Dr. Fuller has held various
                               other positions with Digital Equipment
                               Corporation since 1978, and served as its
                               Vice President of Research from 1983 to
                               January, 1996.  Dr. Fuller is also a director
                               of Analog Devices, MCC and the National
                               Research Initiatives.



Incumbent Class II
Directors
(Terms Expiring
in 1998)              Age      Principal Occupation<F1>
-------------------------------------------------------
Steven R. Vana-
Paxhia                49       Mr. Vana-Paxhia has been President and Chief
                               Executive Officer and a director of the
                               Company since its inception.  Mr. Vana-Paxhia
                               was Director of the Software Division of
                               Houghton Mifflin from November 1990 until
                               March 1994 and was a Vice President of
                               Houghton Mifflin from April 1991 until March
                               1994.  Mr. Vana-Paxhia is also a director
                               of Spyglass, Inc., a provider of technologies
                               for the world wide web and MathSoft, Inc., a
                               provider of technical calculation, data
                               analysis and communication software tools.

Stephen O. Jaeger     52       Mr. Jaeger has been a director of the Company
                               since its inception.  Since March 1995, Mr.
                               Jaeger has been Vice President and Chief
                               Financial Officer of The Perkin-Elmer
                               Corporation, a leading worldwide producer of
                               analytical instruments and life science
                               systems.  Mr. Jaeger was Chief Financial
                               Officer of Houghton Mifflin from 1988 until
                               March 1995. Mr. Jaeger was originally
                               designated to serve as a director of the
                               Company by Houghton Mifflin under
                               the Formation Agreement, but is no longer
                               serving as a designee of Houghton Mifflin.
                               See "Certain Transactions."  Mr. Jaeger is
                               also a director of Strategic Diagnostics, Inc.

John Guttag           47       Dr. Guttag has been a director of the Company
                               since May 1996.  Dr. Guttag is currently
                               Associate Department Head for Computer
                               Science of the Electrical Engineering and
                               Computer Science Department at the
                               Massachusetts Institute of Technology, where
                               he has been a member of the faculty since
                               1979.  Dr. Guttag is also a director of
                               Revco D.S. and of the Computing Research
                               Association.


Incumbent Class
III Directors
(Terms Expiring
in 1999)              Age     Principal Occupation<F1>
------------------------------------------------------

J.P. Barger           70      Mr. Barger has been a director of the Company
                              since March 8, 1994.  Mr. Barger, who is
                              retired, was the Chairman of the Board of
                              Directors of Dynatech Corporation, a
                              diversified manufacturer, from July 1991
                              until August 1994 and was its President from
                              1959 until July 1991 and its Chief Executive
                              Officer from 1987 until January 1993.

Joseph A. Baute       69      Mr. Baute has served as a director of the
                              Company since its inception.  Mr. Baute has
                              been a principal in Baute & Baute, a
                              consulting firm for family businesses, since
                              1993.  Mr. Baute was Chairman and Chief
                              Executive Officer of Markem Corporation, which
                              provides systems, supplies, and services to
                              mark customers' products, from 1979 until
                              his retirement in June 1993.  Mr. Baute is also
                              a director of Houghton Mifflin, Dead River
                              Group, State Street Bank and Trust Company,
                              and Cerion Technologies, Inc.  and a
                              member of the Board of Advisors of Kearsage
                              Capital Fund, L. P.

Joanna T. Lau       38        Ms. Lau has been a director of the Company
                              since March 8, 1994.  Ms. Lau has been
                              President and Chairman of the Board of Lau
                              Technologies, Inc., which provides
                              manufacturing services for electronic systems
                              and produces digitized imaging identification
                              systems, since March 1990.  Ms. Lau held
                              various management positions with Digital
                              Equipment Corporation and General Electric
                              Company from 1981 until 1990. Ms. Lau is also
                              a director of FSI, Inc.

<F1> Each nominee and incumbent director has served as a director since
November 10, 1993, the date of the Company's inception, unless otherwise indicated.

The Board of Directors met six times during 1996. All incumbent directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees of which they were members.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has established four standing committees: the Compensation, Audit, Governance and Technology and Strategy Committees.

The Compensation Committee

The duties of the Compensation Committee are to oversee the compensation programs and policies for the Company, to make recommendations to the Board of Directors regarding the granting of stock options and other equity incentive compensation and to determine the compensation of the directors and executive officers of the Company. The Compensation Committee met six times during 1996. The members of the Compensation Committee are Mr. Stata, Chairman, Mr. Baute and Mr. Wisneski. Ms. Lau served as a member of the Compensation Committee until November 1996.

The Audit Committee

The duty of the Audit Committee, which is composed of non-employee directors, is to review the integrity of the Company's financial statements. The Company's accounting staff and its independent auditors have direct access to the Audit Committee. The Audit Committee also reviews the qualifications of the Company's independent auditors and makes recommendations to the Board of Directors regarding the selection of the independent auditors, the scope of their audit and other services and their fees. The Audit Committee is empowered to investigate any matter concerning the integrity of reported facts, figures, ethical conduct and appropriate disclosure. The Audit Committee met three times during 1996. The members of the Audit Committee are Mr. Barger, Chairman, Mr. Jaeger and Ms. Lau.

The Governance Committee

The duties of the Governance Committee are to nominate individuals to serve as directors and to evaluate the overall effectiveness of the Board of Directors and its committees. The Governance Committee met three times during 1996. The members of the Governance Committee are Mr. Baute, Chairman, Mr. Barger and Mr. Stata. The Governance Committee will consider nominees recommended by stockholders of the Company. The names of proposed nominees, along with all other information required by the Company's By-laws, should be forwarded by the time periods for such nominations, to Steven R. Vana-Paxhia, President and Chief Executive Officer, INSO Corporation, 31 St. James Avenue, Boston, Massachusetts 02116, who will submit the names of the nominees to the Governance Committee for consideration.

The Technology and Strategy Committee

The duties of the Technology and Strategy Committee are to review and advise the Board of Directors with respect to development and technical issues and trends in the software industry. The Technology and Strategy Committee met once during 1996. The members of the Technology and Strategy Committee are Mr. Vana-Paxhia, Chairman, Dr. Fuller and Dr. Guttag.

DIRECTORS' COMPENSATION

Each director who is not an employee of the Company receives $1,000 for each Board of Directors or committee meeting he or she attends, plus 1,000 shares of Common Stock on an annual basis. Non-employee directors are also reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors and committees on which they serve. In addition, each non-employee director received options to purchase 20,000 shares of Common Stock at the time of the initial public offering of the Common Stock or, if not a director at the time of the initial public offering, upon the commencement of his or her service as a director, and receives options to purchase an additional 5,000 shares on an annual basis.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Based on its review of the copies of such filings completed in 1996, the Company believes that all Reporting Persons complied with all
Section 16(a) filing requirements in 1996 with the following exception: Ms. Carol Mitchell, Vice President and Director of Sales, did not file a timely Statement of Changes in Beneficial Ownership of Securities on Form 4 in respect of the sale of 63 shares of Common Stock in July 1996. Such Form 4 was required to be filed on August 10, 1996, and a Form 5 in respect of such transaction was filed on February 14, 1997; Mr. Stata, a director of the Company, did not file a timely Statement of Changes in Beneficial Ownership of Securities on Form 4 in respect of the purchase of 9,000 shares of Common Stock in November 1996. Such Form 4 was required to be filed on December 10, 1996, and an amended Form 5 in respect of such transaction was filed on February 28, 1997.

EXECUTIVE COMPENSATION

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Company's executive compensation program is determined by the Compensation Committee of the Board of Directors (the "Compensation Committee"), which is composed of non-employee directors. The Compensation Committee approves the compensation plans for the executive officers of the Company and oversees the general compensation policy of the Company. The Compensation Committee has furnished the following report.

The goals of the Company's executive compensation program are to attract, motivate and retain talented senior management by providing compensation at competitive levels based on the long-term performance of the Company. The Company's executive compensation program includes base salary, annual cash incentive compensation and long-term equity incentives, primarily awards of restricted stock and stock options under the Company's incentive compensation plans. The Company's executive compensation program is weighted toward long-term equity incentives for the Company's executive officers.

Base salaries are based on median salaries for similar positions for comparable companies in the computer software industry, as determined by an independent compensation consultant. In general, base salaries are designed to be at or slightly below the comparable-company median, based upon the Compensation Committee's assessment of the relative importance and responsibilities of the position and, in all cases except Mr. Vana-Paxhia's, upon Mr. Vana-Paxhia's recommendation. During 1996, the Compensation Committee approved increases of five percent to 15% in the base salaries of executive officers of the Company, including Mr. Vana-Paxhia. Such increases were effective as of April 1, 1996.

In reviewing Mr. Vana-Paxhia's base salary for 1996, the Compensation Committee reviewed information regarding the salaries of chief executive officers at the comparable companies described above, Mr. Vana-Paxhia's salary for 1995 and Mr. Vana-Paxhia's increased responsibilities at the Company in light of the Company's revenue and product line growth. After review of these factors, the Compensation Committee determined to increase Mr. Vana-Paxhia's salary from $172,800 to $210,000 per annum.

Annual cash incentive compensation for all executive officers, including Mr. Vana-Paxhia, for 1996 was based upon a mathematical formula using a weighted average of the Company's earnings per share of Common Stock and total revenue received from products developed or acquired since January 1, 1994. No cash incentive compensation would have been paid if the weighted average had been 85% or less of the weighted average of the target amounts for each of these measures, and no individual measure would have been given any weight unless the Company had achieved 80% of the individual target amount. These target amounts were set by the Compensation Committee during 1996 after review of the Company's strategic goals for 1996. The Compensation Committee believes that disclosure of the target amounts would be detrimental to the Company's competitive position and such disclosure has been omitted from this report. Target awards were 60% of base salary for Mr. Vana-Paxhia and 45% for all other Named Executive Officers. Actual awards exceeded these targets, based on the Company's actual earnings per share and revenue from products developed or acquired since January 1, 1994.

The Compensation Committee determined that the executive compensation program of the Company must create strong incentives for the executive officers of the Company to maximize long-term appreciation in the price of the Common Stock. The Compensation Committee believes that such a program will maximize value for the Company's stockholders by providing the management of the Company with a substantial equity stake in the future success of the Company. In addition, the Compensation Committee believes that the appropriate use of equity vehicles, such as restricted stock and stock options, will provide a strong incentive for key executives to remain with the Company for a substantial period of time. The Compensation Committee believes that, in the case of a growth-oriented business such as the Company, a substantial portion of the compensation of executive officers should be contingent on appreciation in the value of stockholders' investments. The Compensation Committee expects to determine the amount and form of future equity incentive grants for all executive officers based on recommendations from an independent compensation consultant and, in the case of officers other than Mr. Vana-Paxhia, from Mr. Vana-Paxhia.

Based on the foregoing principles, the Compensation Committee awarded equity compensation in the form of stock options to Messrs. Vana-Paxhia, Mansfield, Hill and Melvin and Ms. Savage during 1996. In August 1996, the Compensation Committee awarded Mr. Vana-Paxhia options to purchase 82,500 shares of Common Stock at $42.75 per share, vesting in 25% annual increments beginning on the second anniversary of the date of grant. Messrs. Mansfield, Melvin and Hill and Ms. Savage were awarded options to purchase 55,000, 55,000, 50,000 and 50,000 shares of Common Stock, respectively, on the same terms as the options granted to Mr. Vana-Paxhia at that time. In the case of these grants, the Compensation Committee determined that the Company's results through the first seven months of 1996, and its anticipated full-year results, were sufficiently above projected levels that it was appropriate to grant additional stock options to the executives of the Company. The decision to award these additional equity incentives was based on the Compensation Committee's analysis of the levels of equity ownership of executives at the comparable companies it considered and the Compensation Committee's subjective assessment of the appropriate level of equity incentives necessary to motivate and retain talented senior management. The Compensation Committee believes that the Company's policy toward equity grants to executive officers should reflect the Company's performance in relation to the comparable companies considered by the Compensation Committee.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a tax deduction to publicly held companies for compensation in excess of $1,000,000 paid to the chief executive officer and the four other most highly compensated executive officers. Compensation based on performance is not subject to this deduction limit, if certain requirements are met. Based on the compensation awarded to Mr. Vana-Paxhia and the other executive officers of the Company, it does not appear that the
Section 162(m) limitation will have a significant impact on the Company in the near term. While the Compensation Committee does not currently intend to qualify its annual cash incentive awards as a performance-based plan, it will continue to monitor the impact of Section 162(m) on the Company.

                                                Ray Stata, Chairman
                                                Joseph A. Baute, Member
                                                William J. Wisneski, Member

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Board of Directors consists of Joseph A. Baute, Ray Stata and William J. Wisneski. Mr. Baute is a director of Houghton Mifflin and Mr. Wisneski is Executive Vice President, School Publishing, of Houghton Mifflin. Mr. Baute is also Chairman of the Compensation Committee of Houghton Mifflin's Board of Directors.

STOCK PERFORMANCE GRAPH

The line graph below compares the percentage change in cumulative total stockholder return on the Company's Common Stock assuming an investment of $100 on March 1, 1994, the date on which the Common Stock was first publicly traded, with the total cumulative return of the Total Return Index for the Nasdaq Stock Market (US) and the Nasdaq Computer & Data Processing Services Stock index for the period from January 1, 1994, to December 31, 1996. The Common Stock was sold in its initial public offering at a price of $7.50, and the closing sales price of the Common Stock on the Nasdaq National Market on December 31, 1996, was $39.75.


                                        1993     1994     1995     1996
INSO Corporation                        100      234      567      530
Nasdaq Stock Market (US)                100      98       138      170
Nasdaq Computer & Data
   Processing Services
   Stocks                               100      122      185      227


SUMMARY COMPENSATION TABLE
The following table sets forth information with respect to the compensation, for the last three fiscal years, of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers during fiscal 1996.

SUMMARY COMPENSATION TABLE

            Annual Compensation          Long-Term Compensation
                                         Awards
            --------------------------   ---------------------
Name and    Year    Salary($)  Bonus($)  Restricted  Securities All other
Principal                                Stock       Underlying Compensation($)
Position                                 Awards($)   Options#
-------------------------------------------------------------------------------
Steven R.
Vana-Paxhia,
President
and Chief   1996    200,700    144,235    0            82,500    6,365<F1>
Executive   1995    169,600    127,103    0           160,000    4,620<F1>
Officer     1994    157,500    130,513    170,070<F2>  85,526    7,733<F3>

Kirby A.
Mansfield,
Vice
President-
Business    1996    143,750     77,269    0            55,000    6,365<F1>
Develop-    1995    122,500     68,958    0           100,000    2,964<F1>
ment        1994    111,500     84,499<F4>127,535<F5>  59,146    6,536<F3>

Jeffrey
J. Melvin,
Vice
President,
Worldwide   1996    143,750     77,269    0            55,000    5,025<F1>
Sales and   1995    122,500     68,958    0           100,000    3,752<F1>
Services    1994    110,374     84,161<F4>127,535<F5>  59,146    6,697<F3>

Bruce G.
Hill,
Vice
President
and         1996    126,250     66,966    0            50,000     4,956<F1>
General     1995    111,750     63,441    0            85,000     0
Counsel     1994     84,218     62,401    0            40,000     0

Betty J.
Savage,
Vice
President
and Chief   1996    126,250     66,966    0            50,000     4,973<F1>
Financial   1995    111,250     63,441    0            85,000     3,063<F1>
Officer     1994     84,100     61,178    0            40,000     0


<F1>  Represents matching contributions by the Company to the Company's 401(k)
Plan.
<F2>  This restricted stock award representing an aggregate of 14,474 shares of Common Stock (the total number of shares awarded) had a value of $575,342 on December 31, 1996, based on the closing sales price per share ($39.75) of the Common Stock on December 31, 1996. Holders of restricted stock awards are entitled to receive all dividends distributed to holders of the Common Stock.
<F3>  Represents matching contributions by Houghton Mifflin to the Houghton
Mifflin Employees' Savings and Thrift Plan of $2,926 for Mr. Vana-Paxhia, $2,014 for Mr. Mansfield and $2,154 for Mr. Melvin; the balance represents matching contributions by the Company to the Company's 401(k) Plan.
<F4> Includes bonus of $15,000 paid by Houghton Mifflin during 1994 in respect of services rendered in 1994.
<F5>  These restricted stock awards,  each representing an aggregate of
10,854 shares of Common Stock (the total number of shares awarded), each had a value of $431,447 on December 31, 1996, based on the closing sales price per share ($39.75) of the Common Stock on December 31, 1996. Holders of restricted stock awards are entitled to receive all dividends distributed to holders of the Common Stock.

STOCK OPTION GRANTS

The following table shows information with respect to stock options granted to each Named Executive Officer during the year ended December 31, 1996. The Company granted no stock appreciation rights ("SARs") during 1996.

OPTION GRANTS IN LAST FISCAL YEAR

                                                        Potential Realizable
                                                        Value at Assumed Annual
                                                        Rates of Stock Price
                                                        Appreciation for
          Individual Grants                             for Option Term<F2>
          -------------------------------------------   ---------------------
Name      Number     % of Total  Exercise or Expiration  5%($)      10%($)
          of         Options     Base Price  Date
          Securi-    Granted     ($/share)
          ties       to
          Under-     Employees
          lying      in Fiscal
          Options    Year
          Granted
_____________________________________________________________________________
Steven
R. Vana-
Paxhia    82,500<F1> 3.65%       42.75       8/1/06      2,218,425  5,620,725

Kirby A.
Mansfield 55,000<F1> 2.43%       42.75       8/1/06      1,478,950  3,747,150

Jeffrey
J.
Melvin    55,000<F1> 2.43%       42.75       8/1/06      1,478,950  3,747,150

Bruce G.
Hill      50,000<F1> 2.21%       42.75       8/1/06      1,344,500  3,406,500

Betty J.
Savage    50,000<F1> 2.21%       42.75       8/1/06      1,344,500  3,406,500

<F1>  Options vest in 25% annual increments commencing on the second anniversary of the date of grant.
<F2>  Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the dates the respective options were granted to their expiration dates.

AGGREGATED OPTION EXERCISES AND YEAR-END OPTION TABLE

The following table shows information with respect to stock options exercised and the number and value of unexercised options as of December 31, 1996 by the Named Executive Officers. No SARs were held or exercised during 1996.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES


          Shares    Value       Number of Securities     Value of Unexercised
          Acquired  Realized    Underlying               In-the-Money Options
          on        ($)<F1>     Unexercised Options at   at FY-End
          Exercise              FY-End                   ($)(Exercisable/
          During                (#)(Exercisable/         Unexercisable)<F2>
Name      1996                  Unexercisable)
-----------------------------------------------------------------------------
Steven
R. Vana-
Paxhia    12,000    $459,000    55,145/260,881           1,202,106/1,943,191

Kirby A.
Mansfield  8,000     306,000    38,360/167,786           827,350/1,225,772

Jeffrey
J. Melvin 12,000     459,000    35,360/166,786           753,100/1,201,022

Bruce G.
Hill       7,500     286,875    24,375/143,125           603,281/1,031,094

Betty J.
Savage     7,500     286,875    24,375/143,125           603,281/1,031,094


<F1>  Value based on the closing sales price per share of the Common Stock on the date of exercise, less the exercise price.
<F2>  Value based on the closing sales price per share ($39.75) of the Common
Stock on December 31, 1996, less the exercise price.


SEVERANCE AGREEMENTS

The Company has entered into Employee Retention Agreements (the "Retention Agreements") with Mr. Vana-Paxhia, each of the Named Executive Officers and two other executive officers. The Agreements expire on December 31, 1998 and will automatically renew for additional one-year terms unless the Company or the executive gives written notice of termination not less than one month prior to the original expiration date or the expiration date of any subsequent renewal term. The Retention Agreements provide that if a change in control occurs, and, within 36 months thereafter the executive's employment is terminated by the Company (other than for cause or by reason of his or her death or disability) or by the executive for Good Reason (as defined in the Retention Agreements), the executive is entitled to receive certain severance benefits, as follows. Upon termination as described above, the Retention Agreements provide that the executive shall receive (i) a lump-sum payment equal to (a) three times the higher of the executive's annual base salary at the time of the change in control or at the time of termination plus (b) one and one half times the higher of the executive's annual target incentive bonus in the year the change in control occurs or in the year of termination and (ii) continuation of insurance benefits for a period of 24 months following the change in control. In addition, under the 1993 Incentive Plan and the 1996 Incentive Plan, options to purchase shares of Common Stock granted and restricted stock awarded under such plans would vest immediately upon a change in control. "Change in control" means that (i) a person other than the Company or Houghton Mifflin (unless a change in control of Houghton Mifflin shall have occurred) becomes (other than as the result of the acquisition of such securities directly from the Company) the beneficial owner of 33-1/3% or more of the combined voting power of the Company, (ii) over any two-year period the members of the Board of Directors at the beginning of such period, and any director nominated or approved by at least two-thirds of such members, cease to constitute a majority of the Board, (iii) the stockholders of the Company approve a merger or consolidation, other than a merger or consolidation (a) in which the voting securities of the Company prior to the transaction represent more than 50% of the voting securities of the surviving entity or (b) effected to implement a recapitalization of the Company in which no person (other than a person holding more than 50% of the Company's then outstanding securities immediately prior to such recapitalization) acquires more than 50% of the voting securities of the Company or (iv) the stockholders of the Company approve a plan of liquidation or a sale of substantially all of the Company's assets.

To the extent that payments or other benefits to an executive pursuant to the Retention Agreements (together with any other payments or benefits, stock awards received by the executive in connection with a change in control) would result in triggering the provisions of the Sections 280G and 4999 of the Code, the Retention Agreements provides for the payment of an additional amount such that the executive receives, net of excise taxes, the amount he or she would have been entitled to receive in the absence of the excise tax provided in Section 4999 of the Code.

CERTAIN TRANSACTIONS

The Company is a party to various agreements with, and transactions involving, Houghton Mifflin. Amounts incurred under these agreements and transactions totaled $1,189,000 in 1996, excluding the amounts described under "Almanac Transaction" below. Houghton Mifflin is the beneficial owner of approximately 27.08% of the Company's Common Stock. Mr. Wisneski, a director of the Company, is also an executive officer of Houghton Mifflin. In addition, Mr. Baute, also a director of the Company, is a director of Houghton Mifflin.

LICENSE AGREEMENTS

The Company is a party to certain agreements with Houghton Mifflin entered into in connection with the initial public offering of the Company's Common Stock. Pursuant to these agreements, licenses to original equipment manufacturers ("OEMs") to materials derived from Houghton Mifflin's published reference products that existed at the time of that offering were transferred to the Company as part of the assets covered by the Formation Agreement between the Company and Houghton Mifflin, subject to the Company's obligation to pay Houghton Mifflin a royalty expressed as a percentage of the Company's revenue from those existing licenses. In addition, the Company and Houghton Mifflin have entered into license agreements that grant the Company rights to develop and sublicense products incorporating certain specified Houghton Mifflin published reference works. In these license agreements, Houghton Mifflin granted the Company rights for a period of five years to distribute and sublicense electronic forms of the American Heritage(R) dictionaries, electronic adaptations of Roget's II: The New Thesaurus, Simpson's
Contemporary Quotations and The Dictionary of Cultural Literacy, as well as certain more limited rights to the Information Please(R) almanac series, at defined royalty rates, subject to certain restrictions and certain review and approval rights retained by Houghton Mifflin. In connection with the licenses for these reference works, the Company is obligated to pay Houghton Mifflin a royalty of not less than 15% of revenues received under licenses entered into after January 1, 1994, for the products based on the specified works, with higher rates applying for licenses of data only without technology provided by the Company. This compares with a minimum royalty rate of 10% of license revenues, which applies to OEM licenses that were in effect before January 1, 1994. In addition, the Company has a right of first negotiation with respect to electronic publishing rights on certain new reference titles published by Houghton Mifflin during the three-year period commencing in March 1994 or until Houghton Mifflin's equity ownership in the Company is reduced below 20% of the Company's total equity as a result of an issuance of equity securities by the Company, if earlier. Royalties to Houghton Mifflin for the year ended December 31, 1996, pursuant to these license agreements totaled $1,189,000. During 1995, the Company acquired the rights to the Information Please(R) almanac series from Houghton Mifflin. See "Almanac Transaction" below.

ALMANAC TRANSACTION

On July 5, 1995, the Company acquired all of the rights to the Information Please(R) names, trademarks, copyrights, and related assets from Houghton Mifflin and the Company's obligation to pay royalties to Houghton Mifflin for the use of the Information Please(R) almanacs was eliminated. The print rights to the almanacs were licensed back to Houghton Mifflin. In connection with the print licensing arrangement, the Company recognized approximately $700,000 in initial guaranteed royalties from Houghton
Mifflin, principally for the print rights to the 1997 editions of the annual almanacs.

DIGITAL EQUIPMENT CORPORATION

During 1996, the Company received approximately $282,481 in net revenues from software licenses to Digital Equipment Corporation. Dr. Samuel Fuller, a director of the Company, is Vice President, Corporate Technology Strategy and Chief Scientist for Digital Equipment Corporation. Many of the Company's software licenses with Digital Equipment Corporation were in effect prior to Dr. Fuller's association with the Company.

RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY

The Board of Directors has selected the firm of Ernst & Young LLP, independent public accountants, to serve as independent auditors of the Company for the fiscal year ending December 31, 1997. Ernst & Young LLP has served as the Company's independent auditors since the Company's inception. It is expected that a member of the firm will be present at the Meeting with the opportunity to make a statement, if so desired, and will be available to respond to appropriate questions. Although approval of the Board of Directors' selection of Ernst & Young LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Meeting, the Board of Directors will reconsider this selection.

The Board of Directors recommends a vote FOR the ratification of Ernst & Young LLP as the independent auditors of the Company.

PROPOSALS OF STOCKHOLDERS FOR CONSIDERATION AT THE 1998 ANNUAL
MEETING OF STOCKHOLDERS

Pursuant to the rules of the Exchange Act, a stockholder owning of record or being the beneficial owner of at least the lesser of one percent or $1,000 in market value of the Common Stock may present a proposal to be voted on at the Company's Annual Meeting of Stockholders in 1998; provided such proposal meets all legal requirements and is received at the Company's executive offices in Boston, Massachusetts no later than November 29, 1997, it will be included in the proxy statement and proxy card relating to such meeting.

Stockholders wishing to present business for action (other than proposals included in the Board of Directors' proxy statement as set forth in the preceding paragraph) or to nominate candidates for election as directors at a meeting of the Company's stockholders, must do so in accordance with the Company's By-Laws. The By-Laws provide that, in order to be presented at the 1998 Annual Meeting, such stockholder proposals or nominations may be made only by a stockholder of record who shall have given notice of the proposed business or nomination to the Company not less than 75 days nor more than 120 days prior to the anniversary date of the 1997 Annual Meeting, or, if the 1998 Annual Meeting is called for a date more than seven days prior to such anniversary date, not later than the 20th day (or, if not a business day, the next succeeding business day) following the first date on which the date of the 1998 Annual Meeting is publicly disclosed, or, if such public disclosure occurs more than 75 days prior to such scheduled date, then the later of the 20th day (or, if not a business day, the next succeeding business day) following the first date of public disclosure or the 75th day prior to such scheduled date (or, if not a business day, the next succeeding business day). The notice must also contain, among other things, background information concerning the stockholder making the proposal or nomination, the stockholder's ownership of the Company's capital stock and, in the case of nominations, background and stock ownership information with respect to each nominee.


                                         By Order of the Board of Directors,


                                         Bruce G. Hill
                                         Secretary
                                         March 28, 1997

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

INSO CORPORATION

This Proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoints Steven R. Vana-Paxhia, Betty J. Savage and Bruce G. Hill and each of them, as proxies, each with the power of substitution and resubstitution and hereby authorizes any of them to represent and to vote as designated below, all the shares of common stock, par value $.01 per share of Inso Corporation (the "Company"), held of record by the undersigned on March 14, 1997 at the Annual Meeting of Stockholders to be held on May 1, 1997 at the John Hancock Conference Center, 40 Trinity Place, Boston, Massachusetts at 9:00 a.m. local time, or any postponement or adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the stockholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS AND FOR THE PROPOSAL DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE
ENCLOSED ENVELOPE.

Please sign exactly as name appear hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, adminsistrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

HAS YOUR ADDRESS CHANGED?            DO YOU HAVE ANY COMMENTS?
-------------------------            -------------------------
-------------------------            -------------------------
-------------------------            -------------------------

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE
                              1. To elect the following   For  With-  For
                                 persons as Class I            hold   All
      ---------------------      Directors (except as                 Except
      INSO CORPORATION           marked below):           []   []     []
      ---------------------
                                   Ray Stata
  RECORD DATE SHARES:              William J. Wisneski
                                   Samuel H. Fuller

                                 Note:  If you do not wish your shares voted
                                 "For" a particular nominee, mark the "For
                                 All Except" box and strike a line through the nominee's(s') name(s). Your shares will be voted for the remaining nominee(s).

                              2. To ratify the selection  For Against Abstain
                                 of Ernst & Young LLP as  []  []      []
                                 the Company's indepen-
                                 dent auditors for the
                                 1997 fiscal year.

                                 In their discretion, the proxies are
                                 authorized to vote upon any other
                                 business that may properly come before
                                 the meeting or at any adjournment(s)
                                 thereof.


Please be sure to sign and
date this Proxy.       Date      Mark box at right if an address change
---------------------------      or comment has been noted on the reverse
Stockholder       Co-owner       side of this card                 []
sign              sign
here              here

DETACH CARD                                              DETACH CARD

INSO CORPORATION

Dear Stockholder,

Please take note of the important information enclosed with this Proxy Ballot. There are a number of issues related to the management and operation of your Corporation that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders, May 1, 1997.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

Inso Corporation